                                                                      EXHIBIT 11

          SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002



2003

                                                     Income        Shares         Per Share
(in thousands, except per share amounts)           (Numerator)   (Denominator)     Amount
----------------------------------------           -----------   -------------     ------

Basic EPS:
Net income from continuing operations              $8,038               25,906       $0.31
Net income from discontinued operations                --               25,906          --
                                                   ------                            -----
Net income available to common stockholders        $8,038               25,906       $0.31
                                                   ======               ======       =====
Effect of dilutive securities:
Restricted stock                                       --                  854
8.75% convertible subordinated debentures              19                  183
Stock options                                          --                  272
Deferred shares                                        --                  121
                                                   ------               ------
Diluted EPS:
Income from continuing operations                  $8,057               27,336       $0.29
Net income from discontinued operations                --               27,336          --
                                                   ------                             ----
Income available to common stockholders
  and assumed conversions                          $8,057               27,336       $0.29
                                                   ======               ======        ====


2002

                                                     Income         Shares        Per Share
(in thousands, except per share amounts)           (Numerator)   (Denominator)     Amount
----------------------------------------           -----------   -------------     ------
Basic EPS:
Net income from continuing operations                  $10,299         24,869        $0.41
Net income from discontinued operations                      2         24,869           --
                                                       -------                       -----
Net income available to common stockholders            $10,301         24,869        $0.41
                                                       =======         ======        =====

Effect of dilutive securities:
Restricted stock                                            --            796
8.75% convertible subordinated debentures                   54            531
Stock options                                               --            327
Deferred shares                                             --             68
                                                       -------         ------
Diluted EPS:
Income from continuing operations                      $10,353         26,591        $0.39
Net income from discontinued operations                      2         26,591           --
                                                       -------                       -----
Income available to common stockholders
  and assumed conversions                              $10,355         26,591        $0.39
                                                       =======         ======        =====




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